June 5, 2007
Pinpoint Recovery Solutions, Corp. Andrew Scott
Chairman
4350 W. Cypress,
Tampa, FL
(813) 879-5000

Re: Advisory Agreement

Dear Andrew:

DAVID N. BAKER ("Advisor") is pleased to act as independent Advisor to Pinpoint Recovery Solutions, Inc., ("Pinpoint" or the "Company") on the following terms:

1.  Engagement. The Company hereby retains the Advisor to provide consulting services to the Company, and the Advisor hereby agrees to provide such services to the Company.

2.  Services. The Description of Work attached as Exhibit A to this agreement describes the services to be performed by the Advisor. If the Company and the Advisor anticipate the Advisor providing services in addition to those described in Exhibit A, the parties may amend this agreement by attaching additional exhibits. In providing services under this agreement the Advisors will be acting as independent contractor, not an:employee of the Company.

3.  Compensation. As compensation for services to be provided by the Advisor under this agreement, attached as Exhibit B, the Company shall as of the date of this agreement, without any conditions, contingencies, for the value of services performed, convey to David N. Baker, 203,500 shares (equal to 4.0% of the post financing Company based upon a $4.5 million private placement financing as currently contemplated) of Pinpoint Recovery Solutions, Inc. common stock, par value $0.001 per share. The Company shall furnish the Advisor with the shares upon execution of this letter agreement, but in no event later than 10 calendar days after the execution date of this agreement. On receipt of the shares, the Shares will be validly issued, fully paid and nonassessable, and free from all taxes, liens and charges.

4.  Term. Subject to section 10, the term of this agreement will commence on the date written above and will end on December 31, 2008.

5.  Allocation of Time and Energies. The Advisor shall perform diligently any services that they provide under this agreement. The Advisor will not be required to devote a set number of hours in any given time period to performing services under this agreement.

6.  Indemnification: Contribution. Subject to section 7, the Company shall indemnify the Advisor, their respective affiliates, and the officers, directors, agents, employees and. controlling persons of each such affiliate (each of the foregoing, an "Indemnified Person") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees and disbursements of counsel), actions, proceedings, investigations, inquiries or threats thereof (all of the foregoing being hereinafter referred to as "Liabilities"), based upon, relating to, or arising out of its services hereunder, except that the Company will not be required to indemnify the Advisor with respect to any Liabilities if it has been finally judicially determined that those Liabilities resulted from the willful misconduct, bad faith or gross negligence of the Indemnified Person seeking indemnification.

7.  Limitation of Liability. Neither party shall under any circumstances be liable for any consequential, indirect, special, incidental or exemplary damages, including without limitation, any loss of revenues, profits, or business or other economic loss arising out of or in connection with the services provided hereunder. The Advisor's liability under this agreement will be limited to the value of the Shares as of the date of this agreement.

8.  Other Advisory Clients. The Company acknowledges that the Advisor and affiliates of the Advisor are in the business of providing services and consulting advice to others. Nothing contained in this agreement is to be construed to limit or restrict the Advisor in conducting any business with others or in rendering advice to others.

9.  Expenses. The Company shall promptly reimburse the Advisor for any expense incurred by the Advisor, if such expense is authorized by and incurred at the behest of, the Company and in connection with any services performed by the Advisor under this agreement. The Company will reimburse Advisor for said expenses within 10 business days of providing an invoice to Company for any such expenses.

10.  Termination. Either party may terminate this agreement for any reason on 60 days' prior notice to the other party. However, all compensation provisions of this agreement will survive such termination and all compensation agreed will be provided, without an ability of rescission, to Advisor.

11.  Miscellaneous. Oregon law governs all matters arising out of this agreement, including any tort claims, without giving effect to principles relating to conflicts of law. This agreement may not be amended or otherwise modified except by an instrument signed by all parties. If any provision hereof is determined to be invalid or unenforceable in any respect, that determination will not affect that provision in any other respect or any other provision of this agreement, which will remain in full force and effect.

If this agreement correctly reflects the terms we have agreed to, please sign a copy of this agreement in the space provided below and return it to the Advisor.

DAVID. N. BAKER

____________________________

PINPOINT RECOVERY SOLUTIONS CORP

____________________________
Andrew Scott, Chairman

EXHIBIT A

DESCRIPTION OF WORK

The Advisor shall perform the following consulting services:

1.  Advise the Company with respect to the deal structure of its self underwritten offering.

2.  Manage, advise and monitor the Company's 15c-211 NASDAQ application for quotation and trading.

3.  Introduce the Company to the Wall Street financial community, including but not limited to buy-side institutional investors, portfolio managers, sell-side investment banks and broker dealers, analysts, market makers and accredited investors; as well as avail the Company opportunities to present to the institutional sales forces of the appropriate aforementioned firms.

4.  Assist the Chairman to organize the Company's investment community visibility program, with respect to introductions, identification, analysis, recommendations of, and deliverables for, investor relations firms, identification and solidification of third party research for the Company, identifying, analyzing and recommending the Company's alternatives for the investor content aspect of the Company's web presence, identifying and facilitating invitations for the Company to present at WaIl Street (investment banking and broker dealer) conferences.

5.  Help in defining and communicating the Company's message to the financial community.

6.  Identify strategic growth areas and introduce the Company to synergistic operating companies that are potential business partners for the Company.

7.  Assist the Chairman with due diligence, negotiations and valuation analysis with potential M&A candidates.

8.  Suggest, and introduce the Company to D&O insurance providers, Sarbanes-Oxley consultants and other public company required specialists required to assist the Company as a public entity.

9. Perform any other tasks that the Company requests and that Advisor agrees to perform.

Agreed to as of the date first written above.

DAVID. N. BAKER

____________________________

PINPOINT RECOVERY SOLUTIONS CORP

____________________________
Andrew Scott, Chairman

This Amendment amends that certain Advisory Agreement, dated as of June 5, 2007 (the “Effective Date”), by and between David N. Baker and Pinpoint Recovery Solutions Corp. as set forth herein.

Paragraph 3 of the Advisory Agreement is deleted in its entirety and replaced by the following:

3.     Compensation. As compensation for services to be provided by the Advisor under this agreement, attached as Exhibit B, the Company shall as of the date of this agreement, without any conditions, contingencies, for the value of services performed, convey to David N. Baker, 250,000 shares of Pinpoint Recovery Solutions, Inc. common stock, par value $0.001 per share. The Company shall furnish the Advisor with the shares upon execution of this letter agreement, but in no event later than 10 calendar days after the execution date of this agreement, unless otherwise agreed to by the parties. On receipt of the shares, the Shares will be validly issued, fully paid and nonassessable, and free from all taxes, liens and charges.

The terms of this Amendment are deemed to be a part of the Advisory Agreement, and is effective and enforceable by the parties thereto, and is dated, as of the Effective Date. The Advisory Agreement is amended only as expressly set forth in this Amendment; all other terms and conditions of the Advisory Agreement shall remain in full force and effect except as so expressly amended.

DAVID. N. BAKER

____________________________

PINPOINT RECOVERY SOLUTIONS CORP

____________________________
Andrew Scott, Chairman